Exhibit (15)










November 14, 1994


USG Corporation
125 South Franklin Street
Chicago, Illinois  60606



Gentlemen:

We are aware that USG Corporation has incorporated by reference into previously filed Registration Statement Numbers 33-22581, 33-22930, 33-36303, 33-40136 and 33-63554 its Form 10-Q for the
quarter ended September 30, 1994, which includes our report dated October 18, 1994, covering the unaudited condensed financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP